Exhibit 99.1
ResCare ● 10140 Linn Station Road ● Louisville, Kentucky 40223-3813 ● Phone: 502.394.2100 ● www.rescare.com

INVESTORS:	Ross Davison	MEDIA:	Nel Taylor
	Treasurer		Chief Communication Officer
	502/394-2100		502/394-2100
RESCARE NAMES PAUL DUNN PRESIDENT OF ARBOR
LOUISVILLE, KY (January 31, 2006) – ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with special needs, announced today that Paul G. Dunn, 40, has been named President of Arbor and Executive Vice President of the Western Division of its workforce services operations. Mr. Dunn will work with Arbor Chief Executive Officer Gabriel Ross, Ph.D., who also serves as Executive Vice President of Arbor’s Eastern Division. Arbor provides workforce services in 17 states and Washington, D.C., offering job development, training and placement through federally funded programs administered by state and local governments. ResCare is the largest private provider of these services in the U.S. The training services are provided primarily through “one-stop” programs, which are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.
     Mr. Dunn served as Chief Development Officer of ResCare, Inc. since May 1997. He has served in a number of different capacities for the Company from implementing the Development program to running its youth services business to assisting in raising capital. Prior to joining ResCare, Mr. Dunn served as Corporate Director of Financial Operations for Laidlaw Medical Transportation.
     In addition, ResCare has changed the names of its divisions to better reflect the types of services they provide. The Division for Persons with Disabilities is now called the Community Services Group, and the Division for Training Services has been renamed the Employment and Training Services Group. ResCare also announced that it will move its development program under its Community Services Group. Martin Miller, Senior Vice President for Development and Government Affairs in the Community Services Group, will help guide ResCare’s future growth. Mr. Miller also served as Senior Vice President for the Periodic (in-home) Services

Region and was President of Southern Home Care Services when it became a part of the ResCare family in 1998.
     Ronald G. Geary, ResCare Chairman, President and Chief Executive Officer, said, “Paul Dunn is an exceptional talent. In his position as Chief Development Officer, he has been instrumental in ResCare’s growth and success. I believe he will bring those skills and strengths to our workforce services and continue the tradition of excellence for which Gabe Ross and the Arbor operations have been known. I am also delighted with Martin Miller and his team. They have shown great success in growing our periodic, in-home services operations, and I look forward to the continuation of that success.”
     ResCare, founded in 1974, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company offering residential, therapeutic, job training and educational supports to people with developmental or other disabilities; providing education and training to young people in the Job Corps program; operating one-stop employment and training services for people experiencing barriers to employment; and giving older people the help they need to stay in their homes. It is headquartered in Louisville, Ky. More information is available at www.rescare.com.
          The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.
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